Exhibit 99.1

For Immediate Release	Media Contact:	Jackie Smith (803) 231‑3486
	Analyst Contact:	Jim Mabry (843) 529‑5593

South State Corporation Reports Third Quarter 2019 Results and

Declares Increase in Quarterly Cash Dividend

COLUMBIA, S.C.—October 28, 2019—South State Corporation (NASDAQ: SSB)  today released its unaudited results of operations and other financial information for the three-month and nine-month period ended September 30, 2019.  The Company reported consolidated net income of $51.6 million, or $1.50 per diluted common share for the three months ended September 30, 2019, a $10.1 million increase, or $0.33 per share increase in EPS, compared to the second quarter of 2019.

“This quarter demonstrated our commitment to enhancing value for our customers, team, and shareholders,” said Robert R. Hill Jr., CEO of South State Corporation.  “The Company announced longer term financial targets at the end of 2018, and I am pleased with our progress.  The bank continues to see excellent credit quality in the loan portfolio, and we have a balance sheet that is very well positioned.  We look forward to building on these results in the quarters ahead.”

Soundness

Our operating principles begin with a focus on soundness. Asset quality and funding strength are among the competitive advantages for South State.  Asset quality remains strong with total non-performing assets equal to 0.27% of total assets at September 30, 2019, an increase of 0.01% from June 30, 2019.  Non-interest bearing deposits grew by $51.6 million to $3.3 billion, or 6.3% annualized.  Our loan and deposit base is well-diversified and we believe this contributes to a stable and high quality balance sheet.

Capital Management

We are focused on utilizing excess capital and have repurchased approximately 8% of outstanding shares since the third quarter 2018.  Capital levels remain solid and we continue to preserve our ability to accommodate balance sheet growth and future investments in the company.

During the third quarter of 2019, we remained active in repurchasing company common stock and bought 858,800 shares at an average price of $75.08 per share, a total of $64.5 million. In June of 2019, the Company’s Board of Directors authorized a new Repurchase Program of 2,000,000 shares, and there were 1,000,000 shares available for repurchase under this plan as of September 30, 2019. The Company has acquired 165,000 shares thus far in the fourth quarter of 2019, at an average price of $74.88 per share, or $12.4 million.

Operating Leverage

Operating leverage improved by $13.2 million in the third quarter of 2019 compared to second quarter of 2019, and the efficiency ratio declined to 58.4%.  This was largely driven by a decline in noninterest expenses.

The Company announced various cost saving measures earlier this year to include the closure of 13 branch offices during 2019.  Twelve of these locations had been closed as of September 30, 2019, with the remaining closure scheduled for late October 2019.  In the third quarter of 2019, the Company recognized approximately $3.2 million in cost saves and remain on track to achieve the expected cost saves in 2019 of $10.0 million.

Quarterly Cash Dividend

The Company’s Board of Directors voted to increase the common stock dividend this quarter by $0.03 to $0.46 per share, which is a 7.0% increase compared to last quarter, and a $0.10 per share increase, or 27.8%, compared to the same quarter one year ago.  The dividend will be payable on November 15, 2019 to shareholders of record as of November 8, 2019.

Third Quarter 2019 Financial Performance

	Three Months Ended					Nine Months Ended
(Dollars in thousands, except per share data)	Sept. 30,	June 30,	Mar. 31,	Dec. 31,	Sept. 30,	Sept. 30,
INCOME STATEMENT	2019	2019	2019	2018	2018	2019	2018
Interest income
Loans, including fees (8)	$134,953	$135,388	$131,834	$132,541	$132,043	$402,175	$388,936
Investment securities, federal funds sold and securities purchased under agreements to resell	15,048	14,594	11,556	11,327	11,517	41,198	34,404
Total interest income	150,001	149,982	143,390	143,868	143,560	443,373	423,340
Interest expense
Deposits	16,655	17,393	16,645	15,310	13,220	50,693	30,142
Federal funds purchased, securities sold under agreements to repurchase, and other borrowings	5,973	5,410	3,478	2,166	2,051	14,861	6,374
Total interest expense	22,628	22,803	20,123	17,476	15,271	65,554	36,516
Net interest income	127,373	127,179	123,267	126,392	128,289	377,819	386,824
Provision for loan losses	4,028	3,704	1,488	3,734	3,117	9,220	10,049
Net interest income after provision for loan losses	123,345	123,475	121,779	122,658	125,172	368,599	376,775
Noninterest income	37,582	37,618	32,058	35,642	32,027	107,258	110,107
Pre-tax operating expense	96,364	97,803	97,125	96,664	95,818	291,292	294,395
Branch consolid./acquisition and merger expense	—	2,078	1,114	—	4,476	3,192	29,868
Pension plan termination expense	—	9,526	—	—	—	9,526	—
Total noninterest expense	96,364	109,407	98,239	96,664	100,294	304,010	324,263
Income before provision for income taxes	64,563	51,686	55,598	61,636	56,905	171,847	162,619
Provision for income taxes, includes deferred tax revaluation	12,998	10,226	11,231	12,632	9,823	34,455	32,753
Net income	$51,565	$41,460	$44,367	$49,004	$47,082	$137,392	$129,866

Adjusted net income (non-GAAP) (3)
Net income (GAAP)	$51,565	$41,460	$44,367	$49,004	$47,082	$137,392	$129,866
Securities losses (gains), net of tax	(349)	(1,371)	(432)	2	9	(2,152)	514
Provision for income taxes, deferred tax revaluation	—	—	—	—	(1,602)	—	(990)
FHLB prepayment penalty	—	—	107	—	—	107	—
Pension plan termination expense, net of tax	—	7,641	—	—	—	7,641	—
Branch consolid./acquisition and merger expense, net of tax	—	1,667	782	—	3,577	2,449	23,607
Adjusted net income (non-GAAP)	$51,216	$49,397	$44,824	$49,006	$49,066	$145,437	$152,997

Basic earnings per common share	$1.51	$1.18	$1.25	$1.36	$1.28	$3.94	$3.53
Diluted earnings per common share	$1.50	$1.17	$1.25	$1.35	$1.28	$3.92	$3.52
Adjusted net income per common share - Basic (non-GAAP) (3)	$1.50	$1.41	$1.26	$1.36	$1.34	$4.17	$4.18
Adjusted net income per common share - Diluted (non-GAAP) (3)	$1.49	$1.40	$1.26	$1.35	$1.33	$4.15	$4.15
Dividends per common share	$0.43	$0.40	$0.38	$0.36	$0.35	$1.21	$1.02
Basic weighted-average common shares outstanding	34,056,771	35,089,129	35,445,087	36,154,922	36,645,181	34,858,503	36,657,198
Diluted weighted-average common shares outstanding	34,300,206	35,299,747	35,618,705	36,364,873	36,893,496	35,068,610	36,909,236
Effective tax rate	20.13%	19.78%	20.20%	20.49%	17.26%	20.05%	20.14%

The Company reported consolidated net income of $51.6 million, or $1.50 per diluted common share for the three-months ended September 30, 2019,  a  $10.1 million increase, or $0.33 per share improvement in EPS compared to second quarter of 2019.  Weighted average diluted share count declined by 1.0 million shares, from the second quarter of 2019, due to the continuation of the Company repurchasing common shares under the Repurchase Program.  Compared to the third quarter of 2018, net income totaled $47.1 million, or $1.28 per diluted common share, and weighted average diluted shares were 2.6 million higher than the third quarter of 2019.  Net interest income increased by $194,000 compared to the second quarter of 2019  on slightly lower interest expense.  The provision for loan losses increased by $324,000, with the nonacquired provision for loan losses increasing $448,000 compared to second quarter of 2019; while the acquired loan loss provision declined by $124,000.  Noninterest income was flat compared to second quarter of 2019 at $37.6 million.  Excluding securities gains, noninterest income increased by $1.2 million in the third quarter of 2019.  Noninterest expense was lower by $13.0 million due primarily to the pension plan termination cost of $9.5 million and $2.1 million in branch consolidation expense and other cost initiatives incurred in second quarter of 2019.   In addition, the Company received a $1.6 million credit on its FDIC assessment in 3Q 2019, and expects to receive approximately another credit of $800,000 in the fourth quarter of 2019.  The efficiency ratio and adjusted efficiency ratio were 58.4% in 3Q 2019, compared to 66.9% and 59.8%, respectively, in second quarter of 2019.

Income Tax Expense

During the third quarter of 2019, our effective income tax rate increased to 20.13% from 19.78% in the second quarter of 2019 and from 17.26% in the third quarter of 2018.  The primary factor in the higher effective tax rate in the third quarter of 2019 compared to the second quarter of 2019 was higher pre-tax book income,  primarily related to the charge for the termination of the pension plan and branch consolidation expense and other cost initiatives in second quarter of 2019.  Compared to the third quarter of 2018, the higher effective tax rate was attributable to the increase in pre-tax book income and the absence of the tax benefit related to the revaluation of deferred taxes.

Balance Sheet and Capital

	Ending Balance
(dollars in thousands, except per share and share data)	Sept. 30,	June 30,	Mar. 31,	Dec. 31,	Sept. 30,
BALANCE SHEET	2019	2019	2019	2018	2018
Assets
Cash and cash equivalents	$719,194	$851,971	$949,591	$408,983	$307,309
Investment securities:
Securities held to maturity	—	—	—	—	500
Securities available for sale, at fair value	1,813,134	1,717,276	1,466,249	1,517,067	1,551,281
Other investments	49,124	49,124	40,624	25,604	19,229
Total investment securities	1,862,258	1,766,400	1,506,873	1,542,671	1,571,010
Loans held for sale	87,393	47,796	33,297	22,925	33,752
Loans:
Acquired credit impaired	390,714	419,961	452,258	485,119	512,633
Acquired non-credit impaired	1,965,603	2,180,281	2,378,737	2,594,826	2,786,102
Non-acquired	8,928,512	8,621,327	8,310,613	7,933,286	7,606,478
Less allowance for non-acquired loan losses	(54,937)	(53,590)	(52,008)	(51,194)	(49,869)
Loans, net	11,229,892	11,167,979	11,089,600	10,962,037	10,855,344
Other real estate owned ("OREO")	13,415	14,506	11,297	11,410	12,119
Premises and equipment, net	323,506	321,348	322,553	241,076	241,909
Bank owned life insurance	233,206	231,708	230,629	230,105	229,075
Deferred tax asset	27,844	28,240	31,884	37,128	47,943
Mortgage servicing rights	28,674	30,332	32,415	34,727	36,056
Core deposit and other intangibles	53,083	56,351	59,619	62,900	66,437
Goodwill	1,002,900	1,002,900	1,002,900	1,002,900	1,002,900
Other assets	170,717	163,806	136,229	119,466	118,361
Total assets	$15,752,082	$15,683,337	$15,406,887	$14,676,328	$14,522,215

Liabilities and Shareholders' Equity
Deposits:
Noninterest-bearing	$3,307,532	$3,255,906	$3,219,864	$3,061,769	$3,157,478
Interest-bearing	8,716,255	8,666,374	8,699,107	8,585,164	8,456,397
Total deposits	12,023,787	11,922,280	11,918,971	11,646,933	11,613,875
Federal funds purchased and securities sold under agreements to repurchase	269,072	298,029	276,891	270,649	279,698
Other borrowings	815,771	816,414	616,250	266,084	115,919
Other liabilities	292,496	272,636	218,298	126,366	144,584
Total liabilities	13,401,126	13,309,359	13,030,410	12,310,032	12,154,076

Shareholders' equity:
Preferred stock - $.01 par value; authorized 10,000,000 shares	—	—	—	—	—
Common stock - $2.50 par value; authorized 80,000,000 shares	84,757	86,839	88,421	89,574	91,808
Surplus	1,617,004	1,676,229	1,719,396	1,750,495	1,805,685
Retained earnings	646,325	609,444	582,034	551,108	515,155
Accumulated other comprehensive income (loss)	2,870	1,466	(13,374)	(24,881)	(44,509)
Total shareholders' equity	2,350,956	2,373,978	2,376,477	2,366,296	2,368,139
Total liabilities and shareholders' equity	$15,752,082	$15,683,337	$15,406,887	$14,676,328	$14,522,215

Common shares issued and outstanding	33,902,726	34,735,587	35,368,521	35,829,549	36,723,238

At September 30, 2019, the Company’s total assets were $15.8  billion,  an increase of $1.1 billion from December 31, 2018, and an increase of $1.2  billion, or 8.5%,  from September 30, 2018.  During the third quarter of 2019,  changes in the balance sheet include the following:

1.	Net loan growth totaled $64.0 million, or 2.3% annualized. Non-acquired loans increased by $307.2 million or 14.1% annualized, and acquired loans decreased by $243.2 million, or 37.0% annualized.
2.	Investment securities portfolio grew by $95.9 million to almost $1.9 billion, representing 11.8% of total assets.

3.	Non-interest bearing deposits grew by $51.6 million, or 6.3% annualized.
4.	Interest bearing deposits grew by $49.9 million, or 2.3% annualized.
5.	Repurchased 858,800 common shares totaling $64.5 million.

The Company’s book value per common share increased to $69.34 per share at September 30, 2019, compared to $68.34 at June 30, 2019 and $64.49 at September 30, 2018.  Total equity (capital) decreased by $23.0 million due to the shares of common stock repurchased during the third quarter.  The decrease from the repurchased stock, net of stock options and vested restricted stock, of $61.3 million was partially offset by an improvement in the change in accumulated comprehensive income of $1.4 million, and net income, net of the dividend paid, of $36.9 million, during the third quarter.  Tangible book value (“TBV”) per common share increased by $0.35 per share to $38.20 at September 30, 2019, compared to $37.85 at June 30, 2019,  and increased by $2.83 per share, or 8.0%, from $35.37 at September 30, 2018.

“South State continues to make solid progress towards its long-term goals,” said John C. Pollok, Chief Financial Officer.  “Our operating leverage continued to improve and with the shares repurchased during 2019, resulted in a  16.6% return on average tangible common equity in the third quarter of 2019.”

Performance and Capital Ratios

	Three Months Ended					Nine Months Ended
	Sept. 30,	June 30,	Mar. 31,	Dec. 31,	Sept. 30,	Sept. 30,	Sept. 30,
PERFORMANCE RATIOS	2019	2019	2019	2018	2018	2019	2018
Return on average assets (annualized)	1.31%	1.08%	1.21%	1.33%	1.28%	1.20%	1.20%
Adjusted return on average assets (annualized) (non-GAAP) (3)	1.30%	1.28%	1.23%	1.33%	1.33%	1.27%	1.41%
Return on average equity (annualized)	8.70%	6.98%	7.61%	8.24%	7.89%	7.76%	7.43%
Adjusted return on average equity (annualized) (non-GAAP) (3)	8.64%	8.32%	7.69%	8.24%	8.23%	8.22%	8.75%
Return on average tangible common equity (annualized) (non-GAAP) (7)	16.62%	13.38%	14.66%	15.91%	15.29%	14.88%	14.60%
Adjusted return on average tangible common equity (annualized) (non-GAAP) (3) (7)	16.51%	15.79%	14.80%	15.91%	15.90%	15.71%	17.04%
Efficiency ratio (tax equivalent)	58.40%	66.87%	63.24%	59.43%	62.31%	62.82%	64.91%
Adjusted efficiency ratio (non-GAAP) (9)	58.40%	59.78%	62.52%	59.43%	59.53%	60.19%	58.94%
Dividend payout ratio (2)	28.48%	33.89%	30.29%	26.63%	27.30%	30.70%	28.88%
Book value per common share	$69.34	$68.34	$67.19	$66.04	$64.49
Tangible common equity per common share (non-GAAP) (7)	$38.20	$37.85	$37.15	$36.30	$35.37

CAPITAL RATIOS
Equity-to-assets	14.92%	15.14%	15.42%	16.12%	16.31%
Tangible equity-to-tangible assets (non-GAAP) (7)	8.81%	8.99%	9.16%	9.56%	9.65%
Tier 1 common equity (6)	11.2%	11.6%	11.9%	12.1%	12.3%
Tier 1 leverage (6)	9.7%	10.0%	10.5%	10.7%	10.8%
Tier 1 risk-based capital (6)	12.2%	12.6%	12.9%	13.1%	13.3%
Total risk-based capital (6)	12.7%	13.1%	13.4%	13.6%	13.8%

OTHER DATA
Number of branches	157	156	168	168	168
Number of employees (full-time equivalent basis)	2,544	2,544	2,589	2,602	2,640

Asset Quality

	Ending Balance
	Sept 30,	June 30,	Mar. 31,	Dec. 31,	Sept 30,
(Dollars in thousands)	2019	2019	2019	2018	2018
NONPERFORMING ASSETS:
Non-acquired
Non-acquired nonperforming loans	$19,187	$15,605	$15,910	$15,018	$15,315
Non-acquired OREO and other nonperforming assets	3,724	4,374	4,070	4,037	3,229
Total non-acquired nonperforming assets	22,911	19,979	19,980	19,055	18,544
Acquired
Acquired nonperforming loans	9,596	9,985	14,558	13,651	10,800
Acquired OREO and other nonperforming assets	9,938	10,412	7,782	7,755	9,302
Total acquired nonperforming assets	19,534	20,397	22,340	21,406	20,102
Total nonperforming assets	$42,445	$40,376	$42,320	$40,461	$38,646

	Three Months Ended					Nine Months Ended
	Sept 30,	June 30,	Mar. 31,	Dec. 31,	Sept 30,	Sept 30,	Sept 30,
	2019	2019	2019	2018	2018	2019	2018
ASSET QUALITY RATIOS:
Allowance for non-acquired loan losses as a percentage of non-acquired loans (1)	0.62%	0.62%	0.63%	0.65%	0.66%	0.62%	0.66%
Allowance for non-acquired loan losses as a percentage of non-acquired nonperforming loans	286.32%	343.42%	326.89%	340.88%	325.62%	286.32%	325.62%
Net charge-offs on non-acquired loans as a percentage of average non-acquired loans (annualized) (1)	0.05%	0.02%	0.02%	0.06%	0.07%	0.03%	0.04%
Net charge-offs on acquired non-credit impaired loans as a percentage of average acquired non-credit impaired loans (annualized) (1)	0.15%	0.25%	0.03%	0.09%	0.01%	0.14%	0.06%
Total nonperforming assets as a percentage of total assets	0.27%	0.26%	0.27%	0.28%	0.27%
Excluding Acquired Assets
NPLs as a percentage of period end non-acquired loans (1)	0.21%	0.18%	0.19%	0.19%	0.20%
Total nonperforming assets as a percentage of total non-acquired loans and repossessed assets (1) (4)	0.26%	0.23%	0.24%	0.24%	0.24%
Total nonperforming assets as a percentage of total assets (5)	0.15%	0.13%	0.13%	0.13%	0.13%

Total nonperforming assets increased by $2.1 million to $42.4 million, representing 0.27% of total assets,  an increase of 1 basis point compared to June 30, 2019.  Non-performing acquired non-credit impaired loans decreased by $389,000 and totaled $9.6 million.  Legacy non-performing loans increased by $3.6 million during the third quarter of 2019 to $19.2 million at September 30, 2019.  The allowance for loan losses as a percentage of non-acquired nonaccrual loans was 286% at September 30, 2019,  down from 343% in the second quarter of 2019, and down from 326%  at September 30, 2018.

At September 30, 2019,  the allowance for non-acquired loan losses was $54.9 million, or 0.62%, of non-acquired period-end loans and $53.6 million, or 0.62%, at June 30, 2019, and $49.9 million, or 0.66% at September 30, 2018.  Net charge-offs within the non-acquired portfolio were $1.1 million, or 0.05% annualized, in the third quarter of 2019, compared to $452,000, or 0.02% annualized, in the second quarter of 2019.   Third quarter 2018 net charge-offs totaled $1.3 million, or 0.07% annualized.  Net charge-offs (recoveries) related to the non-acquired loan portfolio totaled ($9,000) during the third quarter of 2019 and ($536,000) for the nine months ended September 30, 2019.  The remaining net charge-offs were from overdraft and ready reserve accounts and totaled $1.1 million, for the third quarter of 2019, and, for the nine months ended September 30, 2019, totaled $2.6 million.

During the third quarter of 2019,  the provision for loan losses totaled $2.5 million  for the non-acquired loan portfolio compared to $2.0 million in the second quarter of 2019, and $3.3 million in the third quarter of 2018.

Net charge offs related to “acquired non-credit impaired loans” were $760,000, or 0.15% annualized, in the third quarter of 2019; and the Company recorded a provision for loan losses, accordingly.  There was one loan which comprised the majority of the charge-off in this category.  Net charge-offs in the second quarter of 2019 totaled $1.4 million,  or 0.25% annualized, and in the third quarter of 2018, net charge-offs totaled $70,000, or 0.01% annualized.

During the third quarter of 2019, the Company recorded net impairment of $786,000 within the acquired credit impaired loan pools compared to $251,000 in the second quarter of 2019.  During the third quarter of 2018, the Company recorded net impairment (release) of ($284,000).

Total OREO decreased during the third quarter with the disposition of property from both the nonacquired and acquired OREO assets.  The decline totaled $1.1 million with a balance of $13.4 million at September 30, 2019.  The OREO balance at September 30, 2018 was $12.1 million.

Net Interest Income and Margin

	Three Months Ended
	September 30, 2019			June 30, 2019			September 30, 2018
(Dollars in thousands)	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
YIELD ANALYSIS	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Interest-Earning Assets:
Federal funds sold, reverse repo, and time deposits	$491,627	$2,676	2.16%	$602,351	$3,426	2.28%	$232,894	$1,106	1.88%
Investment securities (taxable)	1,638,461	10,785	2.61%	1,429,378	9,551	2.68%	1,389,859	8,890	2.54%
Investment securities (tax-exempt)	181,434	1,587	3.47%	191,686	1,617	3.38%	199,283	1,521	3.03%
Loans held for sale	58,829	541	3.65%	33,804	337	4.00%	35,406	386	4.33%
Loans	11,225,593	134,412	4.75%	11,157,942	135,051	4.85%	10,802,287	131,657	4.84%
Total interest-earning assets	13,595,944	150,001	4.38%	13,415,161	149,982	4.48%	12,659,729	143,560	4.50%
Noninterest-earning assets	2,014,172			2,004,786			1,929,505
Total Assets	$15,610,116			$15,419,947			$14,589,234

Interest-Bearing Liabilities:
Transaction and money market accounts	$5,581,057	$8,932	0.63%	$5,515,060	$9,632	0.70%	$5,236,196	$6,980	0.53%
Savings deposits	1,323,377	1,027	0.31%	1,354,812	1,252	0.37%	1,445,370	1,369	0.38%
Certificates and other time deposits	1,730,567	6,696	1.54%	1,749,782	6,509	1.49%	1,823,855	4,871	1.06%
Federal funds purchased and repurchase agreements	272,900	612	0.89%	281,187	673	0.96%	294,162	599	0.81%
Other borrowings	816,188	5,361	2.61%	677,858	4,737	2.80%	119,412	1,452	4.82%
Total interest-bearing liabilities	9,724,089	22,628	0.92%	9,578,699	22,803	0.95%	8,918,995	15,271	0.68%
Noninterest-bearing liabilities	3,534,873			3,458,506			3,304,142
Shareholders' equity	2,351,154			2,382,742			2,366,097
Total Non-IBL and shareholders' equity	5,886,027			5,841,248			5,670,239
Total liabilities and shareholders' equity	$15,610,116			$15,419,947			$14,589,234
Net interest income and margin (NON-TAX EQUIV.)		$127,373	3.72%		$127,179	3.80%		$128,289	4.02%
Net interest margin (TAX EQUIVALENT)			3.73%			3.82%			4.04%

Overall Cost of Funds (including demand deposits)			0.69%			0.71%			0.50%

Non-taxable equivalent net interest income was $127.4 million for the third quarter of 2019, an increase of $194,000 from the second quarter of 2019.  The increase resulted primarily from lower interest expense on deposits which totaled $175,000.  Interest income from the loan portfolio declined by $639,000, which was attributable to lower yields in the acquired loan portfolio on lower average balances, and $4.5 million lower interest income, offset partially by the nonacquired loan portfolio increasing by $3.9 million on higher average balance and slightly lower rate of 4.31% compared to 4.32% in second quarter of 2019.  Interest expense increased by $624,000 in other borrowings as FHLB advances entered into in the second quarter of 2019 were outstanding for the entire third quarter of 2019.  This increase was fully offset by lower deposit funding cost of $738,000 in 3Q 2019.  Lastly, there was one more day of net interest income in the third quarter of 2019 compared to the second quarter of 2019.

Tax-equivalent net interest margin declined 9 basis points from the second quarter of 2019 and declined by 31 basis points  from the third quarter of 2018.  During the third quarter of 2019, the Company’s average total assets increased to $15.6 billion, an increase of $190.2 million from the second quarter of 2019, and an increase of $1.0 billion from the third quarter of 2018.  Average earning assets totaled $13.6 billion up $180.8 million from second quarter of 2019, and up $936.2 million from 3Q 2018.  Average interest-bearing liabilities totaled $9.7  billion at September 30, 2019, an increase of $145.4 million from June 30, 2019; and up $805.1 million from September 30, 2018.  Average non-interest bearing liabilities increased by $76.4 million, from June 30, 2019, to $3.5 billion; and was up $230.7 million from September 30, 2018.  Including the impact of noninterest bearing deposits, the Company’s  overall cost of funds declined to 69 basis points for the third quarter of 2019 compared to 71 basis points in the second quarter of 2019, and increased when compared to 50 basis points one year ago.

Acquired Loans and Accretable Yield

The first table below reflects the quarterly roll forward of the acquired credit impaired loan accretable yield.  The table reflects the amount of acquired credit impaired loan interest income recognized each quarter, split between (1) contractual loan interest; and (2) the accretion recognized from the performance of the acquired credit impaired loans.

The second table below shows the split between principal and interest that will be accreted into interest income over the expected remaining life of the acquired credit impaired (ACI) loans, the third table shows the nonaccretable difference split between principal and interest which is not expected to be collected, and the fourth table shows “total acquired accretion income” recorded over the past five quarters.  The amount decreased in the third quarter of 2019 when compared to the second quarter of 2019, as the loan balances for both the ACI and acquired non-credit impaired loan (ANCI) portfolios declined.

The amount of ANCI discount recognized in the third quarter of 2019 was $2.7 million compared to $3.2 million recognized in the second quarter of 2019.  The remaining balance of the discount on the acquired noncredit impaired loan portfolio totals $24.2 million at September 30, 2019, $26.9 million at June 30, 2019,  and $37.1 million at September 30, 2018.

1 - Accretable Yield Rollforward (Acquired credit impaired loans)	Sept. 30,	June 30,	Mar. 31,	Dec. 31,	Sept. 30,
(Dollars in thousands)	2019	2019	2019	2018	2018

Balance at beginning of period	$100,613	$106,978	$116,754	$114,985	$121,804

Contractual interest income *	(6,327)	(7,111)	(7,078)	(7,837)	(8,228)
Accretion on acquired loans	(4,691)	(5,167)	(5,120)	(5,099)	(4,892)
Additions (decreases) from Park Sterling Bank Acquisition	—	—	—	—	—
Improved cash flows affecting nonaccretable difference	541	5,994	2,474	14,698	6,350
Other changes, net	(1)	(81)	(52)	7	(49)
Balance at end of period	$90,135	$100,613	$106,978	$116,754	$114,985
* Contractual interest income does not include interest income from loan advances post-acquisition on lines of credit, late fees or other loan fees.
2 - Principal & Interest of Accretable Yield Period End Balance
Principal - expected to be collected in future periods and recorded as interest income	$39,220	$43,616	$46,673	$48,896	$46,526
Interest - expected to be collected in future periods and recorded as interest income	50,915	56,997	60,305	67,859	68,459
Total accretable balance at period end	$90,135	$100,613	$106,978	$116,754	$114,985

3 - Principal & Interest of the Nonaccretable Difference
Contractual principal which is not expected to be collected	$9,878	$13,151	$15,203	$19,055	$30,081
Contractual interest which is not expected to be collected	5,414	$5,005	9,079	5,763	8,341
Total nonaccretable difference	$15,292	$18,156	$24,282	$24,818	$38,422

4 - Acquired accretion income over Past 5 Quarters	Three months Ended
(in thousands)	Sept. 30,	June 30,	Mar. 31,	Dec. 31,	Sept. 30,
	2019	2019	2019	2018	2018
Acquired non credit impaired accretion income and fees	$2,667	$3,209	$3,237	$3,792	$6,786
Acquired credit impaired accretion income	4,691	5,167	5,120	5,099	4,892
Other interest and late fees	712	773	780	770	742
Total acquired accretion income	$8,070	$9,149	$9,137	$9,662	$12,420

Noninterest Income and Expense

	Three Months Ended					Nine Months Ended
	Sept. 30,	June 30,	Mar. 31,	Dec. 31,	Sept. 30,	Sept. 30,	Sept. 30,
(Dollars in thousands)	2019	2019	2019	2018	2018	2019	2018
Noninterest income:
Fees on deposit accounts	$19,725	$18,741	$17,808	$18,704	$17,790	$56,274	$62,945
Mortgage banking income	6,115	5,307	2,385	2,501	2,824	13,807	11,089
Trust and investment services income	7,320	7,720	7,269	7,621	7,527	22,309	22,608
Securities (losses) gains, net	437	1,709	541	(3)	(11)	2,687	(652)
Recoveries of fully charged off acquired loans	1,401	1,347	1,867	2,737	1,238	4,615	6,380
Other	2,584	2,794	2,188	4,082	2,659	7,566	7,737
Total noninterest income	$37,582	$37,618	$32,058	$35,642	$32,027	$107,258	$110,107

Noninterest expense:
Salaries and employee benefits	$59,551	$58,547	$58,431	$57,705	$57,934	$176,529	$175,425
Pension plan termination expense	—	9,526	—	—	—	9,526	—
Occupancy expense	11,883	11,849	11,612	11,804	12,235	35,344	37,361
Information services expense	8,878	8,671	9,009	7,877	7,804	26,558	26,445
FHLB prepayment penalty	—	—	134	—	—	134	—
OREO expense and loan related	597	881	751	831	(19)	2,229	2,679
Business development and staff related	2,018	2,171	2,288	2,822	2,463	6,477	7,310
Amortization of intangibles	3,268	3,268	3,281	3,537	3,537	9,817	10,672
Professional fees	2,442	2,781	2,240	3,148	2,138	7,463	5,735
Supplies, printing and postage expense	1,418	1,495	1,504	1,480	1,561	4,417	4,359
FDIC assessment and other regulatory charges	228	1,455	1,535	1,340	2,525	3,218	7,065
Advertising and marketing	1,052	959	807	1,273	1,049	2,818	2,948
Other operating expenses	5,029	5,726	5,667	4,847	4,591	16,422	14,396
Branch consolid. or merger / convers related exp.	—	2,078	980	—	4,476	3,058	29,868
Merger and branding related expense	—	—	—	—	—	—	—
Total noninterest expense	$96,364	$109,407	$98,239	$96,664	$100,294	$304,010	$324,263

Noninterest income totaled $37.6 million for the third  quarter of 2019 and the second quarter of 2019.  In terms of the line items, fees on deposit accounts increased by $984,000 primarily from NSF fees and higher bankcard fees and mortgage banking income improved by $808,000 primarily from loans sold in the secondary market.  These increases were offset partially by lower wealth management income of $400,000 and lower other income of $210,000.  In the third quarter of 2019, the Company recognized $437,000 in gains on the disposition of bonds compared to the second quarter of 2019 when the Company sold 11,400 shares of VISA class B stock resulting in a gain of $1.8 million, which was partially offset by realized losses of $100,000 on lower yielding investment securities which were sold.

Compared to the third quarter of 2018,  noninterest income increased by $5.6 million.  The categories were as follows:

1.	$3.3 million improvement in mortgage banking income from higher secondary market income;
2.	Fees on deposit accounts were up $1.9 million due primarily to an increase in the number of customers, bankcard transactions and increases in certain service charges; and
3.	Higher recoveries on acquired loans of $163,000.

Noninterest expense was $96.4 million in the third quarter of 2019,  a  decrease of $13.0 million from $109.4 million in the second quarter of 2019.  The decrease was primarily related to the following:  (1) the termination of the pension plan in the second quarter of 2019, which totaled $9.5 million, (2) lower FDIC assessment and other regulatory expense of $1.2 million related to a credit received from the FDIC totaling $1.6 million, and (3) no additional branch consolidation and other cost saving initiatives were recorded in the third quarter of 2019 compared to $2.1 million of expense in second quarter of 2019.  These were partially offset by higher salary and benefits of $1.0 million, which was comprised of higher retirement benefits, higher commissions and incentives related to mortgage, investment sales and retail services.  Adjusted noninterest expense totaled $96.4 million in 3Q 2019, which was $1.4 million lower than second quarter of 2019, and resulted in an adjusted efficiency ratio of 58.4% compared to 59.8% in second quarter of 2019.

Compared to the third quarter of 2018, noninterest expense was lower by $3.9 million.  The net decrease was primarily due to the following:  (1)  merger-related and branch consolidated cost declined $4.5 million, as additional Park Sterling merger / conversion cost were incurred in 3Q 2018,  (2) $2.3 million in lower FDIC assessment and other regulatory charges due primarily to the credit of $1.6 million received in 3Q 2019 from the FDIC;  partially offset by (3) higher salaries and benefits which increased by $1.6 million due primarily to higher salaries and higher self-funded medical cost,  and higher information services expense of $1.1 million.  Adjusted noninterest expense (non-GAAP) increased $546,000, or 2.3% annualized, compared to the third quarter of 2018.

South State Corporation will hold a conference call tomorrow,  October 29, 2019, at 10 a.m.  Eastern Time,  during which management will review earnings and performance trends.  Callers wishing to participate may call toll-free by dialing 877‑506‑9272.  The number for international participants is 412‑380‑2004.  The conference ID number is 10135375.  Participants can also listen to the live audio webcast through the Investor Relations section of www.SouthStateBank.com.  A replay will be available beginning October 29, 2019 by 2:00 p.m.  Eastern Time until 9:00 a.m. on November 12, 2019.  To listen to the replay, dial 877‑344‑7529 or 412‑317‑0088.  The passcode is 10135375.

***************

South State Corporation is a financial services company headquartered in Columbia, South Carolina with approximately $15.7 billion in assets.  South State Bank, the company’s primary subsidiary, provides consumer, commercial, mortgage, and wealth management solutions throughout the Carolinas, Georgia and Virginia.  South State has served customers since 1934.  Additional information is available at www.SouthStateBank.com.

Non-GAAP Measures

Statements included in this press release include non-GAAP measures and should be read along with the accompanying tables which provide a reconciliation of non-GAAP measures to GAAP measures.  Management believes that these non-GAAP measures provide additional useful information which allows readers to evaluate the ongoing performance of the Company.  Non-GAAP measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider the company’s performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the company.   Non-GAAP measures have limitations

as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the company’s results or financial condition as reported under GAAP.

	Three Months Ended					Nine Months Ended
(Dollars in thousands, except per share data)	Sept. 30,	June 30,	Mar. 31,	Dec. 31,	Sept. 30,	Sept. 30,	Sept. 30,
RECONCILIATION OF GAAP TO Non-GAAP	2019	2019	2019	2018	2018	2019	2018
Adjusted net income (non-GAAP) (3)
Net income (GAAP)	$51,565	$41,460	$44,367	$49,004	$47,082	$137,392	$129,867
Securities losses (gains), net of tax	(349)	(1,371)	(432)	2	9	(2,152)	514
Provision for income taxes - Deferred Tax Asset Write-Off	—	—	—	—	(1,602)	—	(990)
Pension plan termination expense, net of tax	—	7,641	—	—	—	7,641	—
FHLB prepayment penalty, net of tax	—	—	107	—	—	107	—
Merger and branch consolidation/acq. expense, net of tax	—	1,667	782	—	3,577	2,449	23,607
Adjusted net income (non-GAAP)	$51,216	$49,397	$44,824	$49,006	$49,066	$145,437	$152,998

Adjusted net income per common share - Basic (3)
Earnings per common share - Basic (GAAP)	$1.51	$1.18	$1.25	$1.36	$1.28	$3.94	$3.53
Effect to adjust for securities losses (gains)	(0.01)	(0.04)	(0.01)	—	0.00	(0.06)	0.01
Effect to adjust for provision for income tax DTA Write-Off	—	—	—	—	(0.04)	—	(0.02)
Effect to adjust for pension plan termination expense, net of tax	—	0.22	—	—	—	0.22	—
Effect to adjust for FHLB prepayment penalty, net of tax	—	—	0.00	—	—	0.00	—
Effect to adjust for merger & branch consol./acq expenses, net of tax	—	0.05	0.02	—	0.10	0.07	0.66
Adjusted net income per common share - Basic (non-GAAP)	$1.50	$1.41	$1.26	$1.36	$1.34	$4.17	$4.18

Adjusted net income per common share - Diluted (3)
Earnings per common share - Diluted (GAAP)	$1.50	$1.17	$1.25	$1.35	$1.28	$3.92	$3.52
Effect to adjust for securities losses (gains)	(0.01)	(0.04)	(0.01)	—	0.00	(0.06)	0.01
Effect to adjust for provision for income tax DTA Write-Off	—	—	—	—	(0.05)	—	(0.03)
Effect to adjust for pension plan termination expense, net of tax	—	0.22	—	—	—	0.22	—
Effect to adjust for FHLB prepayment penalty, net of tax	—	—	0.00	—	—	0.00	—
Effect to adjust for merger & branch consol./acq expenses, net of tax	—	0.05	0.02	—	0.10	0.07	0.65
Adjusted net income per common share - Diluted (non-GAAP)	$1.49	$1.40	$1.26	$1.35	$1.33	$4.15	$4.15

Adjusted Return of Average Assets (3)
Return on average assets (GAAP)	1.31%	1.08%	1.21%	1.33%	1.28%	1.20%	1.20%
Effect to adjust for securities losses (gains)	(0.01)%	(0.04)%	(0.01)%	0.00%	0.00%	(0.02)%	0.00%
Effect to adjust for provision for income tax DTA Write-Off	0.00%	0.00%	0.00%	0.00%	(0.04)%	0.00%	(0.01)%
Effect to adjust for pension plan termination expense, net of tax	0.00%	0.20%	0.00%	0.00%	0.00%	0.07%	0.00%
Effect to adjust for FHLB prepayment penalty, net of tax	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
Effect to adjust for merger & branch consol./acq expenses, net of tax	0.00%	0.04%	0.03%	0.00%	0.09%	0.02%	0.22%
Adjusted return on average assets (non-GAAP)	1.30%	1.28%	1.23%	1.33%	1.33%	1.27%	1.41%

Adjusted Return of Average Equity (3)
Return on average equity (GAAP)	8.70%	6.98%	7.61%	8.24%	7.89%	7.76%	7.43%
Effect to adjust for securities losses (gains)	(0.06)%	(0.23)%	(0.07)%	0.00%	0.00%	(0.12)%	0.03%
Effect to adjust for provision for income tax DTA Write-Off	0.00%	0.00%	0.00%	0.00%	(0.27)%	0.00%	(0.06)%
Effect to adjust for pension plan termination expense, net of tax	0.00%	1.29%	0.00%	0.00%	0.00%	0.43%	0.00%
Effect to adjust for FHLB prepayment penalty, net of tax	0.00%	0.00%	0.02%	0.00%	0.00%	0.01%	0.00%
Effect to adjust for merger & branch consol./acq expenses, net of tax	0.00%	0.28%	0.13%	0.00%	0.61%	0.14%	1.35%
Adjusted return on average equity (non-GAAP)	8.64%	8.32%	7.69%	8.24%	8.23%	8.22%	8.75%

Adjusted Return on Average Common Tangible Equity (3) (7)
Return on average common equity (GAAP)	8.70%	6.98%	7.61%	8.24%	7.89%	7.76%	7.43%
Effect to adjust for securities losses (gains)	(0.06)%	(0.23)%	(0.07)%	0.00%	0.00%	(0.12)%	0.03%
Effect to adjust for provision for income tax DTA Write-Off	0.00%	0.00%	0.00%	0.00%	(0.27)%	0.00%	(0.06)%
Effect to adjust for pension plan termination expense, net of tax	0.00%	1.29%	0.00%	0.00%	0.00%	0.43%	0.00%
Effect to adjust for FHLB prepayment penalty, net of tax	0.00%	0.00%	0.02%	0.00%	0.00%	0.01%	0.00%
Effect to adjust for merger & branch consol./acq expenses, net of tax	0.00%	0.28%	0.13%	0.00%	0.60%	0.14%	1.35%
Effect to adjust for intangible assets	7.87%	7.47%	7.11%	7.67%	7.68%	7.49%	8.29%
Adjusted return on average common tangible equity (non-GAAP)	16.51%	15.79%	14.80%	15.91%	15.90%	15.71%	17.04%

Tangible Book Value Per Common Share (7)
Book value per common share (GAAP)	$69.34	$68.34	$67.19	$66.04	$64.49
Effect to adjust for intangible assets	(31.14)	(30.49)	(30.04)	(29.74)	(29.12)
Tangible book value per common share (non-GAAP)	$38.20	$37.85	$37.15	$36.30	$35.37

Tangible Equity-to-Tangible Assets (7)
Equity-to-assets (GAAP)	14.92%	15.14%	15.42%	16.12%	16.31%
Effect to adjust for intangible assets	(6.11)%	(6.15)%	(6.26)%	(6.56)%	(6.66)%
Tangible equity-to-tangible assets (non-GAAP)	8.81%	8.99%	9.16%	9.56%	9.65%

Footnotes to tables:

(1)	Loan data excludes mortgage loans held for sale.
(2)	The dividend payout ratio is calculated by dividing total dividends paid during the period by the total net income for the same period.
(3)

Adjusted earnings, adjusted return on average assets, and adjusted return on average equity are non-GAAP measures and exclude the after-tax effect of gains on acquisitions, gains or losses on sales of securities, other-than-temporary-impairment (OTTI), and merger and branch consolidation related expense.  It also reflects an adjustment for the deferred tax asset revaluation in the third quarter of 2018.  Management believes that non-GAAP adjusted measures provide additional useful information that allows readers to evaluate the ongoing performance of the company.  Non-GAAP measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider the company’s performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the company.   Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the company’s results or financial condition as reported under GAAP.  Adjusted earnings and the related adjusted return measures (non-GAAP) exclude the following from net income (GAAP) on an after-tax basis:  (a) pre-tax merger and branch consolidation related expense of  $2.1 million, $980,000, and $4.5 million, for the quarters ended June 30, 2019, March 31, 2019, and September 30, 2018,  respectively; (b) securities (losses)  gains, net of $437,000, $1.7 million, $541,000, ($3,000), and ($11,000), for the quarters ended September 30, 2019, June 30, 2019, March 31, 2019, December 31, 2018, and September 30, 2018;  (c) Pension plan termination expense of $9.5 million for the quarter ended June 30, 2019; and (d) FHLB prepayment penalty of $134,000 for the quarter ended March 31, 2019.  In the third quarter of 2018, the Company revalued its net deferred tax assets with the Tax Act of 2017 with a decrease in our income tax provision of ($1.6 million).

(4)	Repossessed assets include OREO and other nonperforming assets.
(5)	Calculated by dividing total non-acquired NPAs by total assets.
(6)	September 30, 2019 ratios are estimated and may be subject to change pending the final filing of the FR Y‑9C; all other periods are presented as filed.
(7)

The tangible measures are non-GAAP measures and exclude the effect of period end or average balance of intangible assets.  The tangible returns on equity and common equity measures also add back the after-tax amortization of intangibles to GAAP basis net income.  Management believes that these non-GAAP tangible measures provide additional useful information, particularly since these measures are widely used by industry analysts for companies with prior merger and acquisition activities.  Non-GAAP measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider the company’s performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the company.   Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the company’s results or financial condition as reported under GAAP.  The sections titled "Reconciliation of Non-GAAP to GAAP" provide tables that reconcile non-GAAP measures to GAAP.

(8)

Includes noncash loan interest income related to the discount on acquired performing loans of  $2.6 million, $3.2 million, $3.2 million, $3.8 million, and $6.7 million,  respectively, during the five quarters above.

(9)

Adjusted efficiency ratio is calculated by taking the noninterest expense excluding branch consolidation cost and merger cost and the FHLB prepayment penalty divided by net interest income and noninterest income excluding securities gains (losses) and OTTI.

Cautionary Statement Regarding Forward Looking Statements

Statements included in this communication, which are not historical in nature are intended to be, and are hereby identified as, forward looking statements for purposes of the safe harbor provided by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward looking statements are based on, among other things, management’s beliefs, assumptions, current expectations, estimates and projections about the financial services industry, the economy and South State Corporation (“South State”). Words and phrases such as “may,” “approximately,” “continue,” “should,” “expects,” “projects,” “anticipates,” “is likely,” “look ahead,” “look forward,”  “believes,” “will,”  “intends,” “estimates,” “strategy,” “plan,” “could,” “potential,” “possible” and variations of such words and similar expressions are intended to identify such forward-looking statements. South State cautions readers that forward looking statements are subject to certain risks, uncertainties and assumptions that are difficult to predict with regard to, among other things, timing, extent, likelihood and degree of occurrence, which could cause actual results to differ materially from anticipated results. Such risks, uncertainties and assumptions, include, among others, the following: (1) economic downturn risk, potentially resulting in deterioration in the credit markets, greater than expected noninterest expenses, excessive loan losses and other negative consequences, which risks could be exacerbated by potential negative economic developments resulting from federal spending cuts and/or one or more federal budget-related impasses or actions; (2) increased expenses, loss of revenues, and increased regulatory scrutiny associated with our total assets having exceeded $10.0 billion; (3) controls and procedures risk, including the potential failure or circumvention of our controls and procedures or failure to comply with regulations related to controls and procedures; (4) ownership dilution risk associated with potential acquisitions in which South State’s stock may be issued as consideration for an acquired company; (5) potential deterioration in real estate values; (6) the impact of competition with other financial institutions, including pricing pressures (including those resulting from the Tax Cuts and Jobs Act) and the resulting impact, including as a result of compression to net interest margin; (7) credit risks associated with an obligor’s failure to meet the terms of any contract with the bank or otherwise fail to perform as agreed under the terms of any loan-related document; (8) interest risk involving the effect of a change in interest rates on the bank’s earnings, the market value of the bank’s loan and securities portfolios, and the market value of South State’s equity; (9) liquidity risk affecting the bank’s ability to meet its obligations when they come due; (10) risks associated with an anticipated increase in South State’s investment securities portfolio, including risks associated with acquiring and holding investment securities or potentially determining that the amount of investment securities South State desires to acquire are not available on terms acceptable to South State; (11) price risk focusing on changes in market factors that may affect the value of traded instruments in “mark-to-market” portfolios; (12) transaction risk arising from problems with service or product delivery; (13) compliance risk involving risk to earnings or capital resulting from violations of or nonconformance with laws, rules, regulations, prescribed practices, or ethical standards; (14) regulatory change risk resulting from new laws, rules, regulations, accounting principles, proscribed practices or ethical standards, including, without limitation, the possibility that regulatory agencies may require higher levels of capital above the current regulatory-mandated minimums and including the impact of the recently enacted Tax Cuts and Jobs Act, the Consumer Financial Protection Bureau rules and regulations, and the possibility of changes in accounting standards, policies, principles and practices, including changes in accounting principles relating to loan loss recognition (CECL); (15) strategic risk resulting from adverse business decisions or improper implementation of business decisions; (16) reputation risk that adversely affects earnings or capital arising from negative public opinion; (17) terrorist activities risk that results in loss of consumer confidence and economic disruptions; (18) cybersecurity risk related to the dependence of South State on internal computer systems and the technology of outside service providers, as well as the potential impacts of third party security breaches, subjects each company to potential business disruptions or financial losses resulting from deliberate attacks or unintentional events; (19) greater than expected noninterest expenses; (20) noninterest income risk resulting from the effect of regulations that prohibit financial institutions from charging consumer fees for paying overdrafts on ATM and one-time debit card transactions, unless the consumer consents or opts‑in to the overdraft service for those types of transactions; (21) excessive loan losses; (22) failure to realize synergies and other financial benefits from, and to limit liabilities associated with, mergers and acquisitions within the expected time frame; (23) potential deposit attrition, higher than expected costs, customer loss and business disruption associated with merger and acquisition integration, including, without limitation, and potential difficulties in maintaining relationships with key personnel; (24) the risks of fluctuations in market prices for South State common stock that may or may not reflect economic condition or performance of South State; (25) the payment of dividends on South State common stock is subject to regulatory supervision as well as the discretion of the board of directors of South State, South State’s performance and other factors; (26) operational, technological, cultural, regulatory, legal, credit and other risks associated with the exploration, consummation and integration of potential future acquisition, whether involving stock or cash consideration; and (27) other risks and uncertainties disclosed in South State’s most recent Annual Report on Form 10‑K filed with the U.S. Securities and Exchange Commission (“SEC) or disclosed in documents filed or furnished by South State with or to the SEC after the filing of such Annual Reports on Form 10‑K, and of which could cause actual results to differ materially from future results expressed, implied or otherwise anticipated by such forward-looking statements.

All forward-looking statements speak only as of the date they are made and are based on information available at that time. South State does not undertake any obligation to update or otherwise revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by federal securities laws.  As forward-looking statements involve significant risks and uncertainties, caution should be exercised against placing undue reliance on such statements.